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                                                                   EXHIBIT 3.1.2


                       SECOND CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION


      HARRINGTON WEST FINANCIAL GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation").

DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Corporation, declaring said amendment to be advisable, subject to the approval of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, that the Certificate of Incorporation be, and the same hereby is, amended as set forth herein, subject to approval and adoption by the stockholders of the Corporation.

            1. Article 4 is amended by deleting the first paragraph thereof in its entirety and substituting the following in lieu thereof:

                  ARTICLE 4. CAPITAL STOCK. The total number of shares of capital stock which the Corporation has authority to issue is 10,000,000 of which 1,000,000 shall be serial preferred stock, $.01 par value per shares (hereinafter the "Preferred Stock" and 9,000,000 shall be common stock, par value $.01 per share (hereinafter, the "Common Stock").

            2. Article 7 is amended by deleting the entirety thereof and substituting the following in lieu thereof:

                  ARTICLE 7. DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors shall be determined as stated in the Corporation's Bylaws, as may be amended from time to time.

                         A. CLASSIFICATION AND TERM. The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to
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                  dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. The term of office of the directors in office as of the date this Article 7.A becomes effective shall be as follows: the term of directors of the first class (designated as Class I directors) shall expire at the first annual meeting of stockholders after the effective date of this Article 7.A; the term of office of the directors of the second class (designated as Class II directors) shall expire at the second annual meeting of stockholders after the effective date of this Article 7.A; and the term of office of the third class (the Class III directors) shall expire at the third annual meeting of stockholders after the effective date of this Article 7.A; and, as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

                         B. VACANCIES. Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director's successor shall have been elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that no decrease in the number of directors shall shorten the term of any incumbent director.

                         C. REMOVAL. Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only with cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose.


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            3.    Article 8 is amended by deleting subpart A thereof in its
                  entirety and substituting the following in lieu thereof:

                        A. MEETINGS OF STOCKHOLDERS. No action required by the General Corporation Law of the State of Delaware to be taken at any annual or special meetings of stockholders, nor any action which may be taken at any annual or special meetings of stockholders, may be taken without a meeting, without prior notice and without a vote of such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of the stockholders may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

      SECOND: That thereafter, pursuant to Section 228 the General Corporation Law of the State of Delaware, a majority of the stockholders of the Corporation voted by written consent in favor of the amendment to the Corporation's Certificate of Incorporation.


      THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.


      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chairman of the Board and Chief Executive Officer and its Secretary this 9th day of September, 2002.



                                         By:     /s/ Craig J. Cerny
                                                 -----------------------------
                                                   Craig J. Cerny
                                                   Chairman of the Board and
                                                   Chief Executive Officer



                                          Attest:  /s/ Susan C. Weber
                                                  ---------------------------
                                                   Susan C. Weber
                                                   Secretary


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